Filed pursuant to Rule 424(b)(3)

File No. 333-236203

APOLLO DIVERSIFIED REAL ESTATE FUND

Class A Shares (GIREX), Class C Shares (GCREX), Class I Shares (GRIFX), Class L Shares (GLREX), and Class M Shares (GMREX) of Beneficial Interest

Supplement dated June 23, 2026 to the Prospectuses and Statements of Additional Information for Class A, Class C, Class I, Class L and Class M Shares, each dated June 2, 2026

This supplement (the “Supplement”) revises the Prospectuses (each, a “Prospectus”) and Statements of Additional Information (each, an “SAI”) for Class A, Class C, Class I, Class L and Class M Shares, each dated June 2, 2026, of Apollo Diversified Real Estate Fund (the “Fund”). Unless otherwise indicated, all other information included in each Prospectus and SAI that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in each Prospectus and SAI, as applicable. Please review this important information carefully.

As of the date of this Supplement, the Fund has determined that it is in the best interest of the Fund and its shareholders not to make a distribution for the quarter ending September 30, 2026 in accordance with applicable regulations that limit the number of long-term capital gain distributions the Fund can make in a taxable year. Accordingly, in order to support the continuous active management of the Fund across market cycles while limiting the frequency of long-term capital gain distributions in accordance with SEC regulations, the Fund’s distribution policy is amended to change the frequency of distributions from quarterly to semi-annual, with distributions generally expected to be paid in June and December of each year.

This Supplement, and each Prospectus and SAI for Class A, Class C, Class I, Class L and Class M Shares, each dated June 2, 2026, of the Fund provide relevant information for all shareholders. Each Prospectus and SAI of the Fund has been filed with the U.S. Securities and Exchange Commission and is incorporated by reference. These can be obtained without charge by calling the Fund at 1-888-926-2688 or by visiting www.apollo.com/adref.

Investors Should Retain This Supplement for Future Reference